Exhibit 99.1

CONTACT:	Martin de Laureal Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES ANNOUNCES PRICING OF TENDER OFFER

JEFFERSON, LOUISIANA — February 4, 2005 — Stewart Enterprises, Inc. (Nasdaq NMS: STEI) (the “Company”) announced today the pricing terms of its previously announced tender offer and consent solicitation (the “Offer”) for its 10 3/4% Senior Subordinated Notes due 2008 (CUSIP No. 860370AD7) (the “Notes”).

The total consideration for the Notes was determined as of 2:00 p.m., New York City time, today by reference to a fixed spread of 50 basis points above the yield to maturity of the 1 1/8% U.S. Treasury Note due June 30, 2005; the reference yield and offer yield are 2.600% and 3.100%, respectively.

The total consideration per $1,000 principal amount of Notes validly tendered on or prior to 5:00 p.m., New York City time, on February 2, 2005 (the “Consent Payment Deadline”) is $1,082.36, of which $30.00 is a consent payment. Holders of Notes tendered on or prior to the Consent Payment Deadline will also receive accrued and unpaid interest on the Notes up to, but not including, the initial payment date for the Offer, which is expected to be on or about February 11, 2005.

As of 5:00 p.m., New York City time, on February 2, 2005, the Company had received tenders and consents for $298.2 million in aggregate principal amount of the Notes, representing approximately 99.4% of the outstanding Notes.

Holders tendering their Notes after the Consent Payment Deadline but on or prior to the expiration date for the Offer will receive the tender offer consideration of $1,052.36 per $1,000 principal amount of Notes tendered, but will not receive the consent payment. In addition, holders of Notes tendered after the Consent Payment Deadline will receive accrued and unpaid interest on the Notes up to, but not including, the final payment date for the Offer, which is expected to be on or about February 22, 2005.

The Offer remains open and is scheduled to expire at 5:00 p.m., New York City time, on February 18, 2005, unless extended or earlier terminated. The Offer is subject to the satisfaction of certain conditions, including the Company’s receipt of sufficient debt financing to consummate the Offer on terms satisfactory to the Company. No assurance can be given that such financing will be completed satisfactorily.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement of the Company dated January 20, 2005, copies of which may be obtained by contacting D. F. King & Co., Inc., the depositary and information agent for the Offer, at (212) 269-5550 (collect) or (800) 659-5550 (U.S. toll-free).

The Company has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent for the Offer. Additional information concerning the Offer may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (212) 847-5834 (collect) or (888) 292-0070 (U.S. toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by way of the Offer to Purchase and Consent Solicitation Statement of the Company dated January 20, 2005.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 236 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.